UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, April 29, 2004, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of three directors for a term of three years and one director for a term of one year;

(2)    Selection of Independent Auditors:    The selection of independent auditors for the year ending December 31, 2004;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 20, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 25, 2004

March 25, 2004

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 29, 2004, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 20, 2004, the record date for the Annual Meeting, 36,968,557 shares of Common Stock were issued and outstanding, not including 3,670,658 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 20, 2004 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Three directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2007, and one director will be elected to serve until the Annual Meeting in 2005. The term of each director will continue until a successor has been elected and qualified. The Board of Directors and its Nominating and Governance Committee recommend a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Governance Committee in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since
Nominees for terms expiring in 2007
James A. Cederna	Founder and owner, Cederna International Inc. (executive coaching)	53	2002

John T. Ryan III	Chairman and Chief Executive Officer of the Company	60	1981

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	60	2002
Nominee for term expiring in 2005
Diane M. Pearse	Chief Financial Officer, Crate and Barrel (home furnishings retailer)	46	2004
Continuing Directors with terms expiring in 2005
L. Edward Shaw, Jr.	Attorney in private practice	59	1998

Thomas H. Witmer	Chairman of the Board, Granite State Log Homes (log home construction)	61	1997
Continuing Directors with terms expiring in 2006
Calvin A. Campbell, Jr.	Retired (2003); formerly Chairman, President and Chief Executive Officer, Goodman Equipment Corporation (manufactured underground mining and tunneling locomotives and parts and services for plastics injection molding machinery); Director of Eastman Chemical Company	69	1994

Thomas B. Hotopp	Retired (2003); formerly President of the Company	62	1998

The Board of Directors has determined that directors Campbell, Cederna, Hotopp, Pearse, Unkovic and Witmer are each independent as defined in the listing standards of the American Stock Exchange.

Mr. Cederna was Chairman, President and Chief Executive Officer of Calgon Carbon Corporation until February 2003. Prior to becoming President of Calgon Carbon Corporation in April 1999, Mr. Cederna was President of Arizona Chemical Co., a specialty chemicals manufacturer, and an officer of International Paper Co., a paper and forest products company. From April 2000 to January 2001, Ms. Pearse was Chief Financial Officer of iCastle.com, Inc., a home improvement business. From January 1999 to April 2000, she was Vice President, Business Financial Services – Americas, of BP Amoco, Plc., an oil and gas company. Mr. Shaw was Executive Vice President and General Counsel of Aetna, Inc., a health care and group benefits insurer, until his retirement in December 2003. From May 1996 to April 1999, Mr. Shaw served in various positions for National Westminster Bank Plc., including most recently as Chief Corporate Officer, North America. Mr. Shaw is the brother-in-law of Mr. Ryan. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years.

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and certain other committees.

The Audit Committee, which met seven times during 2003, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the firm of independent auditors to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent auditors, reviews the plans, findings and recommendations of the independent auditors, and reviews and evaluates the performance of the independent auditors, their independence and their fees. The Committee reviews and discusses with management and the independent auditors the Company’s financial statements and reports, its internal and disclosure controls and matters relating to the Company’s organizational structure, its business ethics policy and legal and regulatory compliance. The current members of the Audit Committee are directors Campbell, Cederna, Pearse and Witmer, each for a term expiring at the 2004 organizational meeting of the Board of Directors. The Board of Directors has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Campbell, Cederna, Shaw, Unkovic and Witmer, each for a term expiring at the 2004 organizational meeting of the Board. The Compensation Committee, which met two times in 2003, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 2003 compensation of the Company’s executive officers appears later. The Compensation Committee also administers the Company’s 1998 Management Share Incentive Plan (the “MSIP”).

The current members of the Nominating and Governance Committee are directors Campbell, Ryan, Shaw and Unkovic, each for a term expiring at the 2004 organizational meeting of the Board. The Committee, which met three times in 2003, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Governance Committee and its procedures appears below.

The Board of Directors met on eleven days during 2003. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. In 2003, all members of the Board of Directors attended the Annual Meeting.

Vote Required

In the election of directors for terms expiring in 2007, the three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. In the election of a director for a term expiring in 2005, the candidate who receives the highest number of such votes cast by the holders of Common Stock will be elected. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2004 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

The following table sets forth information concerning the annual, long-term and other compensation earned from the Company and its subsidiaries for the years 2003, 2002 and 2001 by the persons who were in 2003 the chief executive officer and the other four most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)	Shares Underlying Stock Options (# of Shares) (3)	All Other Compensation ($)(4)

John T. Ryan III	2003	$555,990	$744,750	$207,045	205,575	$59,319
Chairman and	2002	$525,207	$364,120	$200,986	151,326	$66,244
Chief Executive Officer	2001	$483,323	$608,890	—	233,952	$57,035

William M. Lambert	2003	$259,647	$300,760	$100,250	97,629	$20,675
Vice President;	2002	$210,209	$106,110	$39,648	29,184	$19,705
President,	2001	$194,049	$173,030	—	45,678	$17,852
North America

James H. Baillie	2003	$304,705	$252,927	$76,824	74,700	$33,041
Vice President;	2002	$277,808	$127,733	$71,052	52,500	$25,666
President, MSA Europe	2001	$250,124	$200,000	—	22,200	$24,878

Rob Cañizares M. (5)	2003	$245,000	$163,460	$64,766	62,931	$18,686
Vice President;	2002	—	—	—	—	—
President, MSA	2001	—	—	—	—	—
International

Dennis L. Zeitler	2003	$240,674	$252,430	$68,556	66,747	$ 8,656
Vice President, Chief	2002	$225,477	$119,300	$66,734	49,071	$22,624
Financial Officer and Treasurer	2001	$193,073	$204,530	—	76,782	$ 8,940

(1)	For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2)	The amounts shown in this column represent the market values on March 12, 2003 and March 11, 2002 of restricted shares awarded on those dates. At December 31, 2003 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 50,895 shares ($1,363,647); Mr. Lambert, 15,495 shares ($415,163); Mr. Baillie, 19,815 shares ($530,910); Mr. Cañizares, 5,640 shares ($151,114); and Mr. Zeitler, 14,130 shares ($378,590). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3)	Share numbers have been adjusted to reflect the special distribution to shareholders in November 2003 and the 3-for-1 Common Stock split in January 2004.

(4)	2003 amounts include Company matching contributions to the Company’s Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $36,804; Mr. Lambert, $14,630; Mr. Cañizares, $9,800; and Mr. Zeitler, none. The 2003 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $22,515; Mr. Lambert, $6,045; Mr. Cañizares, $8,886; and Mr. Zeitler, $8,656. The 2003 amount for Mr. Baillie is the amount paid to him in lieu of contributions to a retirement plan.

(5)	Mr. Cañizares was first employed by the Company in January 2003.

Stock Option Grants in 2003

The following table sets forth information concerning stock options granted to the Named Officers in 2003 under the MSIP:

Name	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2003	Exercise Price ($/Share) (1)(2)	Expiration Date	Grant Date Present Value (3)
John T. Ryan III	9,378	1.3%	$11.7183	3/12/2008	$16,153
	196,197	27.6%	$10.653	3/12/2013	$604,273
William M. Lambert	97,629	13.7%	$10.653	3/12/2013	$300,763
James H. Baillie	74,700	10.5%	$10.653	3/12/2013	$230,143
Rob Cañizares M.	62,931	8.9%	$10.653	3/12/2013	$193,875
Dennis L. Zeitler	66,747	9.4%	$10.653	3/12/2013	$205,681

(1)	The numbers of shares underlying the options and the exercise prices per share have been adjusted to reflect the special distribution to shareholders in November 2003 and the 3-for-1 Common Stock split in January 2004.

(2)	The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of the option for 9,378 shares granted to Mr. Ryan it is 110% of such value. The options became exercisable on March 12, 2004. The option for 9,378 shares granted to Mr. Ryan, and 9,378 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code.

(3)	The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of 23.48%, expected dividend yield of 2.10%, expected option term of five years for the option for 9,378 shares granted to Mr. Ryan and ten years for the remaining options, and a risk-free rate of return of 2.57% for the option for 9,378 shares granted to Mr. Ryan and 3.97% for the remaining options.

Stock Option Exercises and Year-End Values

The following table sets forth information concerning the stock options under the MSIP exercised by the Named Officers during 2003 and the stock options under the MSIP held by the Named Officers at December 31, 2003.

Name	Number of Shares Acquired on Exercise (1)	Value Realized (2)	Number of Shares Underlying Unexercised Options at 12/31/2003 (1)		Value of Unexercised In-the-Money Options at 12/31/2003 (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Ryan III	55,983	$648,973	518,481	205,575	$9,428,248	$3,308,059
William M. Lambert	6,855	$51,555	110,709	97,629	$2,024,954	$1,575,765
James H. Baillie	—	—	52,500	74,700	$769,363	$1,205,683
Rob Cañizares M.	—	—	—	62,931	—	$1,015,727
Dennis L. Zeitler	42,123	$615,458	49,071	66,747	$719,113	$1,077,319

(1)	Share numbers have been adjusted to reflect the special distribution to shareholders in November 2003 and the 3-for-1 Common Stock split in January 2004.

(2)	Represents the difference between the fair market value of the shares acquired on the date of the option exercise and the option price of those shares.

(3)	Represents the amount by which the December 31, 2003 market value of the shares subject to unexercised options exceeded the option price of those options.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on 2003 executive compensation:

The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company’s executive officers. The Compensation Committee is also responsible for administering the Company’s shareholder approved 1998 Management Share Incentive Plan (the “MSIP”), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

The Compensation Committee’s policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined by taking into consideration the relationship of the officer’s current salary to the market level range and an evaluation of the officer’s individual performance made initially by the chief executive officer or the officer’s other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

The Company has one executive officer located overseas, James H. Baillie, Vice President of the Company and President of MSA Europe. Mr. Baillie’s salary is determined in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Europe.

At its meeting in March 2003 the Committee considered executive officer salaries for the period April 1, 2003 through March 31, 2004. The increase in Mr. Ryan’s salary for this period was awarded in recognition of his leadership in the Company’s growth over the preceding three years from disappointing results in 1999 to record sales and net income in 2002 in a difficult economic environment, as well as his leadership in 2002 in the Company’s acquisition of the Gallet line of head protective equipment.

The Company’s annual bonus policy is designed to make a significant percentage of an executive officer’s total cash compensation dependent upon corporate and individual performance. At targeted levels for 2003, this percentage was 60% of median market level salary for the chief executive officer, and was either 40% or 45% of median market level salary for other executive officers. For the chief executive and chief financial officers, the percentage of the targeted bonus earned is initially determined as the percentage of achievement of a targeted level of consolidated earnings before interest and taxes (EBIT) for the year by the Company’s worldwide operations. For other officers, 25% of the initial bonus determination is based on the percentage of achievement of the consolidated EBIT target, and the remainder is determined based on the percentage of achievement of EBIT or other targets established for the geographic areas and/or operating divisions with which the officer is associated. The initial percentage of the targeted bonus earned based on Company performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer’s performance during the year, which is made initially by the chief executive officer or the officer’s other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses under the regular bonus program may not exceed 150% of targeted levels, and no bonus is paid based on EBIT or other performance which is less than 50% of the targeted amount. The Committee may make exceptions to these rules in special cases. The total amounts payable as bonuses in any year for all participants under the regular bonus program may not exceed 6% of consolidated EBIT.

At its meeting in March 2003, the Committee determined to continue its practice of offering additional incentives to meet and exceed the Company’s annual consolidated net income target. Under the additional incentive plan approved for 2003, annual bonuses earned under the regular bonus plan would be increased by 10% if the Company exceeded its plan for 2003 consolidated net income and could be increased by up to 50% if the Company exceeded the plan by a specified percentage amount. The Company exceeded its plan for 2003 consolidated net income by the amount required to trigger the maximum 50% increase in the bonuses payable under the regular bonus program.

The Committee determined bonuses for 2003 at its meeting in March 2004. The amount of the bonus awarded to Mr. Ryan was the amount determined based on Company performance under the regular and enhanced bonus program formulas, as reduced by the application of the cap of 150% of the targeted bonus under the regular bonus program.

Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards utilized under the MSIP, stock options and restricted stock, the value realized in the future by the officer is a direct function of the Company’s success in achieving a long-term increase in the market value of its Common Stock. The Committee’s long-term incentive award program under the MSIP was modified in 2001 based on recommendations resulting from a study by a compensation consulting firm. Under the program, the annual dollar value of MSIP awards for each executive officer position is based on the market level annual dollar value of long-term incentive awards for similar positions, as determined from compensation survey data.

Each year, 75% of the dollar value of long-term incentive awards, as so determined, is made in the form of stock options and 25% in the form of restricted stock awards. The number of shares for which stock options are granted to each executive officer is determined by dividing 75% of the dollar value for the officer’s position by the per share value of the options as determined under the Black-Scholes option pricing model. Stock options are normally granted as incentive stock options within the limits established by the Internal Revenue Code and as nonqualified options above those limits. The option price is equal to the fair market value of the option shares as of the date the options are granted, except that in the case of incentive stock options granted to Mr. Ryan, the option price is 110% of the grant date fair market value. The options granted in 2003 become exercisable one year from the date of grant and have a term of ten years, except that in the case of incentive stock options granted to Mr. Ryan the term is five years. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

The number of shares awarded in the form of restricted stock is determined by dividing 25% of the dollar value of long-term incentive awards for each executive officer position by the per share market value on the date of the award. Beginning in 2002, restricted shares are awarded annually and vest on March 15 of the third year following the award date. Until vesting, the restricted shares are held in escrow by the Company, may not be sold and generally will be forfeited if the officer’s employment terminates other than by death, disability or retirement under a Company retirement plan. Unless and until the restricted shares are forfeited to the Company, the officer may vote the restricted shares and receives dividends on the shares which are not subject to forfeiture.

In accordance with the Committee’s long-term incentive program, the Committee granted stock options and restricted stock awards under the MSIP at its meeting in March 2003. The awards granted to Mr. Ryan were in the amounts determined under the program formulas.

At 2003 compensation levels, the Company anticipates that any effects of the $1 million cap on deductibility of individual executive officer compensation imposed by Section 162(m) of the Internal Revenue Code will be minimal.

The foregoing report was submitted by the Compensation Committee of the Board of Directors:

Calvin A. Campbell, Jr., Chairman

James A. Cederna

L. Edward Shaw, Jr.

John C. Unkovic

Thomas H. Witmer

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Campbell, Cederna, Shaw, Unkovic and Witmer served as members of the Compensation Committee during all of 2003. Following the 2004 organizational meeting of the Board of Directors, the membership of the Compensation Committee will consist entirely of independent directors, as defined in the listing standards of the American Stock Exchange.

In April 2003, Goodman Equipment Corporation, of which Mr. Campbell was Chairman, Chief Executive Officer and majority owner, executed an assignment for the benefit of creditors. At that time, Goodman Equipment Corporation owed the Company commissions of approximately $138,000, which remain unpaid, for acting as sales agent with respect to sales of certain mining locomotives and spare parts. Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Retirement Plans

The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company’s Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

Years of Service	5 Year Average Compensation
	$200,000	$400,000	$600,000	$800,000	$1,000,000	$1,200,000
5	$12,462	$26,929	$41,395	$55,862	$70,329	$84,795
15	37,386	80,786	124,186	167,586	210,986	254,386
25	62,310	134,643	206,977	279,310	351,643	423,977
35	87,234	188,501	289,767	391,034	492,301	593,567
45	105,901	225,834	345,767	465,701	585,634	705,567

Notes:

1.	Years of service are based upon completed months of service from date of hire to date of retirement.

2.	The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Company has a supplemental plan providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the pension plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3.	This table applies to employees born in calendar year 1944. The actual benefits payable will vary slightly depending upon the actual year of birth.

4.	The benefits shown have been calculated using the Social Security law in effect on January 1, 2004, with a maximum taxable wage base of $87,900 assumed until retirement.

The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant’s covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 2003, years of service under the plan for the Named Officers were: Mr. Ryan, 34.50 years; Mr. Lambert, 22.33 years; Mr. Cañizares, 0.95 years; and Mr. Zeitler, 27.00 years.

Mr. Baillie does not participate in the Company’s retirement plans, but instead receives an annual payment in lieu of retirement plan contributions. This payment is included under “All Other Compensation” in the Summary Compensation Table on page 4. Mr. Ryan also participates in the Retirement Plan for Directors. Under this plan, the annual benefit payable to Mr. Ryan upon retirement after 5 years service as a director, and commencing when the sum of age and years of service equals 75, would be $20,000.

The Company’s Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company’s group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under “All Other Compensation” in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Mr. Lambert, $40,000 for Messrs. Cañizares and Zeitler. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Change In Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least 6 months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within 3 years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years, (b) continuation for 36 months of medical, dental, accident and life insurance benefits and (c) 36 months additional service credit under the Company’s executive insurance and post-retirement health care programs. In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

Director Compensation

Directors who are not employees of the Company or one of its subsidiaries are paid a retainer at the rate of $6,250 per quarter and $1,200 for each day of a Board meeting and each meeting of a Committee of the Board that they attend. Members of the Audit Committee receive $300 for participating in telephone meetings of the Committee. Non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $1,250 per quarter.

The 1990 Non-Employee Directors’ Stock Option Plan (the “DSOP”) was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 450,000 shares of Common Stock. Under the DSOP, directors who are not employees of the Company or a subsidiary receive on the third business day following each annual meeting stock option grants having a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer and grants of restricted stock having a grant date market value equal to 25% of the annual directors’ retainer. The options will have an option price equal to the market value on the grant date, will become exercisable one year from the date of grant and will expire ten years from the date of grant. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options will remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director. The restricted shares will vest on the date of the third annual meeting following the date of grant. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement. Pursuant to the terms of the DSOP, on May 10, 2002 directors Campbell, Cederna, Hotopp, Shaw, Unkovic and Witmer were each granted options and shares of restricted stock. As adjusted to reflect the special shareholder distribution in November 2003 and the 3-for-1 Common Stock split in January 2004, each director received an option to purchase 5,238 shares of Common Stock at an option price of $12.3754 and 465 shares of restricted stock.

Prior to April 1, 2001, directors who retired from the Board after completing at least 5 years of service as a director were entitled under the Retirement Plan for Directors to receive a lifetime quarterly retirement allowance, beginning when the sum of their age and years of service equals or exceeds 75, in an amount equal to the quarterly directors’ retainer payable at the time of their retirement. Effective April 1, 2001, benefits under the Plan were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to (a)(1) the director’s years of service as of April 1, 2001 divided by (2) the years of service at the date the sum of the director’s age and years of service would equal 75, times (b) the $5,000 quarterly retainer amount previously in effect. Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Nominating and Governance Committee Procedures

The current members of the Nominating and Governance Committee are directors Campbell, Ryan, Shaw and Unkovic, whose terms as Committee members will expire at the 2004 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee, other than Mr. Ryan, who is an executive officer of the Company, and Mr. Shaw, who is the brother-in-law of Mr. Ryan, is independent as defined in the listing standards of the American Stock Exchange. In accordance with the listing standards of the Exchange, following the 2004 organizational meeting of the Board, the membership of the Nominating and Governance Committee will consist entirely of independent directors.

The Nominating and Governance Committee has a written charter which was approved by the Board of Directors in December 2003, amended in March 2004 and will become effective at the 2004 Annual Meeting. The Committee’s charter is available in the Investor Relations section of the Company’s Internet website at www.MSAnet.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company shall be the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a record of ethical conduct are essential. Other criteria used in connection with selecting prospective directors shall include skills and experience needed by the Board, diversity, commitment and any other factor considered relevant by the Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page 1, not later than November 30 preceding the annual meeting at which the election is to be held. The recommendation should include the name and address of the both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee does not at this time have a formal process for identifying and evaluating nominees for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

In 2003, the Committee engaged a search firm to assist in the identification and evaluation of potential candidates for director. It was this search firm which originally identified Ms. Pearse, whom the Nominating and Governance Committee evaluated and is recommending for election by the shareholders at the Annual Meeting.

Shareholder Communications

A shareholder who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page 1.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter. A copy of the Audit Committee Charter, as last amended by the Board in March 2004, is attached to this Proxy Statement as Appendix A. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as defined in Section 121(A) of the listing standards of the American Stock Exchange [and Securities and Exchange Commission Rule 10A-3].

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent auditors are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2003 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP, the Company’s independent auditors for 2003. The Audit Committee has received from the independent auditors written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent auditors. The Audit Committee has also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Calvin A. Campbell, Jr.

James A. Cederna

Diane M. Pearse

Thomas H. Witmer

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

Set forth below is a line graph and table comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 2003 of $100 invested on December 31, 1998 in each of the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 20, 2004 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership
	Non-Trust Shares (1)		Trust Shares (2)		Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
John T. Ryan III	2,177,676	(3)	6,395,573	(4)(5)	8,573,249	20.73%	187		0.94%
Calvin A. Campbell, Jr.	43,458		—		43,458	0.11%	—		—
James A. Cederna	5,016		—		5,016	0.01%	—		—
Thomas B. Hotopp	131,616	(3)	—		131,616	0.32%	—		—
Diane M. Pearse	—		—		—	—	—		—
L. Edward Shaw, Jr.	511,179	(3)	59,406		570,585	1.40%	—	(3)	—
John C. Unkovic	10,794		2,933,397	(5)	2,944,191	7.24%	93	(5)	0.47%
Thomas H. Witmer	21,858		—		21,858	0.05%	—		—
James H. Baillie	147,015		174,793	(6)	321,808	0.79%	—		—
Rob Cañizares M.	68,571		174,793	(6)	243,364	0.60%
William M. Lambert	253,305		2,638,293	(4)(6)	2,891,598	7.08%	—		—
Dennis L. Zeitler	154,215		2,638,293	(4)(6)	2,792,508	6.85%	—		—
All executive officers and directors as a group (16 persons)	3,885,175	(3)	8,108,468	(6)	11,993,643	28.39%	280		1.41%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 724,056 shares; Mr. Campbell, 24,819 shares; Mr. Cederna, none; Mr. Hotopp, 71,775 shares; Ms. Pearse, none; Mr. Shaw, 19,968 shares; Mr. Unkovic, none; Mr. Witmer, 10,266 shares; Mr. Baillie, 127,200 shares; Mr. Cañizares, 62,931 shares; Mr. Lambert, 208,338 shares; Mr. Zeitler, 115,818 shares; and all directors and executive officers as a group, 1,606,772 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 50,895 shares; Mr. Campbell, 1,539 shares; Mr. Cederna, 894 shares; Mr. Hotopp, 465 shares; Ms. Pearse, none; Mr. Shaw, 1,539 shares; Mr. Unkovic, 894 shares; Mr. Witmer, 1,539 shares; Mr. Baillie, 19,815 shares; Mr. Cañizares, 5,640 shares; Mr. Lambert, 15,495 shares; Mr. Zeitler, 14,130 shares; and all directors and executive officers as a group, 147,855 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and or investment power as a fiduciary or otherwise under the terms of a trust instrument as explained in the other footnotes below. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)

Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Ryan, 458,292 shares; Mr. Hotopp, 59,376 shares; Mr. Shaw, 446,097 shares; and all directors and executive officers as a group, 986,764 shares. Amounts shown do not include 582,318 shares of Common Stock held by Mr. Ryan’s wife, including 160,344 shares held as trustee, or 556,203 shares of Common Stock and 721 shares of 4 1/2% Cumulative Preferred Stock held by Mr. Shaw’s wife.

(4)	Includes 2,463,500 shares of Common Stock held by the trust for the Company’s Non-Contributory Pension Plan for Employees. Mr. Ryan, Mr. Lambert and Mr. Zeitler share voting and investment power over these shares as members of the Investment Committee for the Plan. Under the trust agreement, the members of the Committee may vote the shares of Common Stock held by the trust with respect to uncontested elections of directors, ratification of auditors and approval of employee benefit and stock plans previously approved by the Board of Directors or a Board Committee. As to any other matter, shares held by the trust are to be voted as directed by the Board of Directors.

(5)	Includes 157,500 shares of Common Stock as to which Messrs. Ryan and Unkovic share voting power as co-trustees and 2,695,545 shares of Common Stock as to which Messrs. Ryan and Unkovic share voting power with Mary Irene Ryan as co-trustees. The amount for Mr. Ryan also includes 707,994 shares of Common Stock as to which Mr. Ryan, Mary Irene Ryan and certain other individuals share voting and investment power as co-trustees. See the following discussion of the beneficial ownership of Mary Irene Ryan. Mr. Unkovic also holds 93 shares of 4 1/2% Cumulative Preferred Stock as trustee.

(6)	The Company has established a Stock Compensation Trust which holds 3,670,658 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 174,793 shares of Common Stock each for Messrs. Baillie, Cañizares, Lambert and Zeitler, and 1,573,137 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

As of February 20, 2004, to the best of the Company’s knowledge, nine persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III, John C. Unkovic, William M. Lambert and Dennis L. Zeitler appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mary Irene Ryan 20 West Woodland Road Pittsburgh, Pennsylvania 15232	4,868,991(1)	11.98%

The PNC Financial Services Group, Inc. PNC Bank Building Pittsburgh, Pennsylvania 15265	3,852,213(2)(3)	9.48%

Bruce S. Sherman 8889 Pelican Bay Blvd. Naples, FL 34108	4,071,834(4)	10.02%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Gregg J. Powers 8889 Pelican Bay Blvd. Naples, FL 34108	4,025,634(4)	9.91%

Private Capital Management, Inc. 8889 Pelican Bay Blvd. Naples, FL 34108	4,025,634(4)	9.91%

(1)	Mary Irene Ryan has sole voting and investment power with respect to 1,465,452 and 601,452 shares, respectively, and shares voting and investment power with respect to 3,403,539 and 4,267,539 shares, respectively with co-fiduciaries. Of such shares, voting and investment power over 3,403,539 shares of Common Stock is shared with John T. Ryan III, and voting and investment power over 2,695,545 shares of Common Stock is shared with John Unkovic. Mary Irene Ryan is the mother of John T. Ryan III.

(2)	All shares are held by subsidiary banks of The PNC Financial Services Group, Inc. in various fiduciary capacities. The banks have sole voting and investment power with respect to 180,555 and 37,050 shares, respectively, and share voting and investment power with respect to 0 and 3,794,613 shares, respectively.

(3)	Includes 3,670,658 shares of Common Stock held by the Company’s Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (6) to the immediately preceding table.

(4)	According to a Schedule 13G filed February 13, 2004, Mr. Sherman is CEO and Mr. Powers is President of Private Capital Management, Inc., an investment advisor (“PCM”), and in that capacity share voting and investment power with PCM over 4,025,634 shares of Common Stock which PCM holds on behalf of its clients. Mr. Sherman has sole voting and investment power over 46,200 shares of Common Stock.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 20, 2004, members of the extended family of John T. Ryan III and Mary Irene Ryan, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of 14,103,993 shares of Common Stock, representing 34.10% of the outstanding shares.

Shareholder Rights Plan

The Company has established a shareholder rights plan intended to promote continuity and stability, deter coercive or partial offers and other unfair takeover tactics which will not provide fair value to all shareholders, and enhance the Board’s ability to represent all shareholders and thereby maximize shareholder values.

Under the plan, each share of Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one-ninth of a Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Preferred Shares”) at a price of $225.00 per one one-thousandth of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each one one-thousandth of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Common Stock.

The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person (an “Acquiring Person”) has acquired beneficial ownership, as defined in the Rights Agreement, of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Until the Distribution Date, the Rights will be transferred only with the Common Stock, and the transfer of a share of Common Stock will also constitute the transfer of the associated Right. Following the Distribution Date, separate certificates evidencing the Rights will be mailed to record holders of Common Stock on the Distribution Date, and the Rights will then become separately tradable. In determining whether an individual or a qualifying nonbusiness entity has become an Acquiring Person, shares of Common Stock held continuously on and after February 10, 1997, or acquired by gift or inheritance from another individual or qualifying entity which held them on that date, are excluded from the 15% beneficial ownership calculation.

In the event that any person becomes an Acquiring Person (other than pursuant to certain qualifying tender or exchange offers approved by the Board) and after expiration of the period during which the Rights may be redeemed, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger pursuant to certain qualifying tender or exchange offers) or 50% or more of its assets or earning power are sold, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

At any time prior to 10 days after the public announcement of an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Prior to the Distribution Date, the terms of the Rights may be amended by the Board of Directors in any respect whatever, without the consent of the holders of the Rights, except that the redemption price, the expiration date of the Rights, the exercise price or the number of Preferred Shares for which a Right is exercisable may not be amended. After the Distribution Date, the Board may amend certain time periods and other provisions relating to the Rights, except that the time period for redemption of the Rights may not be amended after the Rights have become nonredeemable. The Rights will expire on February 21, 2007 unless earlier redeemed or exchanged by the Company as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Douglas K. McClaine, an officer of the Company, was inadvertently late in filing reports of three acquisitions, involving a total of 21 shares of Common Stock, through automatic reinvestment of dividends on shares held in a brokerage account. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all other 2003 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT AUDITORS

Because of the importance to the shareholders of having the Company’s financial statements audited by independent auditors, it is the opinion of the Board of Directors that the selection of independent auditors should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for 2003 and 2002:

	2003	2002
Audit Fees	1,004,803	820,683
Audit-Related Fees (1)	55,727	106,483
Tax Fees (2)	766,651	773,097
All Other Fees	0	0

(1)	Audit-related fees were primarily for employee benefit plan audits, due diligence related to acquisitions, and internal control reviews.

(2)	Tax fees consisted of tax compliance, tax advice and tax planning services.

The charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A, requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent auditors, subject to the statutory exception for de minimus non-audit services. For 2003, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote for the selection of PricewaterhouseCoopers LLP as independent auditors, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 2005.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2003 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2005 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 25, 2004 for the Company’s Annual Meeting in 2005.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2005, this deadline would also be November 25, 2004.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

Appendix A

Mine Safety Appliances Company

Audit Committee Charter

(Adopted March 10, 2004 to become effective at the 2004 Annual Meeting)

Purpose and Scope

The Audit Committee of the Board of Directors (the “Committee”) of Mine Safety Appliances Company (the “Company”) shall assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to:

(a)	The integrity of the Company’s financial statements and financial reporting process;

(b)	The integrity of the Company’s systems of internal accounting and financial controls;

(c)	The integrity and performance of the Company’s annual independent audit of financial statements;

(d)	The engagement of independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

(e)	The Company’s compliance with applicable legal and regulatory requirements, including the Company’s financial disclosure controls and procedures; and,

(f)	The fulfillment of such other duties as deemed necessary by the Board.

The Committee is responsible to the Company’s shareholders and the investment community to assure complete, fair and accurate corporate accounting and external reporting and shall maintain free and open means of communication between the Board, the Company’s independent auditors, financial management and internal auditors.

Composition and Meetings

(a)	The Committee shall be comprised of a minimum of three members of the Board as appointed annually by the Board and shall be, in the business judgment of the Board, independent and qualified under standards established by applicable law and the rules of the Company’s listing exchange and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal.

(b)	Each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

(c)	The chairperson of the Committee shall be elected by the Board.

(d)	At least one member of the Committee will be a “financial expert” as defined by law and the applicable rules of the Company’s listing exchange. Each member shall be generally knowledgeable in financial, accounting and audit functions and be able to read and understand fundamental financial statements.

(e)	No member of the Committee shall be a current employee of the Company or any of its affiliates during the current year or any of the preceding three years.

(f)	The Committee is expected to meet at least four times each year, with authority to convene additional meetings, as necessary. All Committee members are expected to attend each meeting, in person or via teleconference.

(g)	The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared by the Secretary of the Board.

Quorum

A majority of the total number of Committee members shall constitute a quorum for the transaction of business at any meeting. All matters shall be decided by the affirmative vote of a majority of members attending in person or via teleconference.

Authority and Responsibilities

The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility. The Committee shall have full authority:

(a)	To investigate any matter related to its responsibilities that is brought to its attention while being given full access to all books, records, facilities and employees of the Company;

(b)	To retain outside law, accounting or other consultants to advise the Committee; and,

(c)	To meet with any of the Company’s officers, employees, outside counsel, independent auditors or other consultants.

The following shall be the principal responsibilities of the Committee:

(a)	Recommendation and Engagement of Independent Auditors. The Committee shall review and evaluate the professional qualifications, effectiveness and independence of the independent auditors, and shall recommend annually to the Board the firm of independent auditors to be nominated for election by the shareholders to audit the financial statements of the Company.

(b)	Independent Auditor Oversight and Notification. The Committee shall appoint, replace, compensate and oversee the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Committee shall require that the independent auditors advise the Committee and the Company’s CFO of any significant matters identified during the performance of the audit or related services at any time, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q and 10-K.

(c)	Pre-Approval of Audit and Non-Audit Fees and Services. The Committee shall review the scope and fees for the independent audit proposed for the coming year and approve in advance all audit and non-audit services to be performed by the independent auditors. The foregoing approval of non-audit services is subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934. The Committee shall also approve the final fees and expenses of the independent auditors for audit services and non-audit services performed by the independent auditors for the prior year.

(d)	Determination of Independence of Independent Auditors. The Committee shall annually review the independence letter issued by the independent auditors, actively engage in a dialogue with the independent auditors with respect to any relationships disclosed in that letter and report to the Board of Directors any appropriate action necessary to maintain the auditors’ continuing independence.

(e)	Determination as to Performance of Independent Auditors. The Committee shall annually evaluate the performance of the independent auditors as well as the justification for the fees and expense for conducting audit services.

(f)	Internal Auditor Oversight and Notification. The Committee shall review and evaluate the professional qualifications and effectiveness of the internal auditors. The Committee shall require that the internal auditors advise the Committee and the Company’s CFO of any significant audit matters identified during the performance of their work and/or emanating from other sources.

(g)	Meetings with Independent Auditors, Internal Auditors, and Management. The Committee shall meet separately and periodically with the independent auditors, internal auditors, and financial management with respect to the status and results of their activities.

(h)	Review Independent Auditors Letter of Recommendations. The Committee shall review the independent auditor’s annual Letter of Recommendation to management and determine whether management is appropriately addressing any issues raised. The Committee shall address all recommendations with financial management and monitor corrective actions being taken, if any.

(i)	Review and Approve Internal Control Reports. The Committee shall (1) annually review management’s determination of the adequacy of the Company’s internal control structure, (2) review any significant areas of risk or exposure and steps taken to minimize such risks or exposures, and (3) approve a report of the Company’s assessment of the effectiveness of such structure and procedures to be included in the Company’s Annual Report.

(j)	Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s report on disclosure controls and procedures and shall review periodically, management’s conclusions about the efficacy of such disclosure controls and procedures.

(k)	Monitoring of “Whistle blowing” Procedures. The Committee shall monitor the Company’s procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, or fraud, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing matters, or fraud.

(l)	Review of Information Technology Contingency Plans. The Committee shall review contingency plans in the event of a failure of information technology systems.

(m)	Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel and the independent auditors any correspondence with, or other action by, regulators or government agencies and any employee complaints or published reports that raise concerns regarding legal or regulatory agency compliance, the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Business Ethics Policy as it relates to financial matters.

(n)	Review of Annual and Quarterly SEC Filings. The Committee shall review, discuss with management and the independent auditors, and approve the annual and quarterly financial statements, the annual report to shareholders, proxy, and 10-K annual report before they are finalized and released.

(o)	Review of Earnings Releases and Releases of Significant Information. The Committee shall review earnings press releases, as well as releases of other significant information and earnings guidance provided to analysts and rating agencies before they are finalized and released.

(p)	Preparation of Report for Proxy Statement. The Committee shall review and approve the Audit Committee Report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

(q)	Performance Evaluation. The Committee shall complete an annual performance evaluation of this Committee and its members consistent with the responsibilities set forth in this charter.

(r)	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

(s)	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

(t)	Proficiency. The Committee shall remain reasonably proficient with changes to significant accounting and reporting issues, including professional, legal and regulatory pronouncements, and understand their impact on the Company’s financial statements.

(u)	Review of Charter. The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis.

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Thursday, April 29, 2004

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2004 Annual Meeting of Shareholders

The undersigned hereby appoints JOHN T. RYAN III, WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1, 1A and 2 below. A vote FOR item 1 or 1A includes discretionary authority to vote for a substitute if the nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 1A and 2 Below:

1. Election of three Directors for a term expiring in 2007. Nominees: 01 James A. Cederna 02 John T. Ryan III 03 John C. Unkovic	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

1A.  Election of one Director for a term expiring in 2005. Nominee:

        04Diane M. Pearse

☐ Vote FOR ☐ Vote WITHHELD nominee from nominee
2. Selection of PricewaterhouseCoopers LLP as independent auditors.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2004

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT
ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When
signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.